Exhibit 99.1

Aptar Appoints Global Finance and Operations Veteran

Sarah Glickman to its Board of Directors

Crystal Lake, Illinois, September 5, 2023 -- AptarGroup, Inc. (NYSE: ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today announced that Sarah Glickman, an accomplished leader with more than 30 years of global financial and operational experience, has joined its Board of Directors.

“We are pleased to welcome Sarah Glickman to our Board of Directors. Sarah’s extensive knowledge of all aspects of corporate finance coupled with her global operational experience, including in the pharmaceutical industry for companies like Novartis and Bristol-Myers Squibb, makes her an important addition to Aptar’s Board of Directors,” said Stephan B. Tanda, Aptar President and CEO.

Sarah currently serves as the Chief Financial Officer and Principal Accounting Officer for Criteo S.A., a global commerce media company. Prior to joining Criteo, Sarah was the Acting Chief Financial Officer at XPO, Inc. She also held global executive roles at Novartis and Honeywell International and started her career at PricewaterhouseCoopers. Since 2021, Sarah has served on the Board of Directors and is Chair of the Audit Committee for 2seventy bio, Inc., a biotech company (previously part of bluebird bio, Inc.).

Candace Matthews, Chairperson of Aptar’s Board of Directors, stated, “We are excited to welcome Sarah to Aptar’s Board of Directors. Her strong operational and financial leadership roles in large and complex global companies, such as Honeywell International, will benefit Aptar and its shareholders. Sarah’s appointment also underscores Aptar’s commitment to a demographically and culturally diverse board; with her appointment five out of the ten directors are women.”	Sarah Glickman Joins Aptar’s Board of Directors

On her appointment, Sarah Glickman said, “I am thrilled to join Aptar’s Board of Directors. I look forward to leveraging my experience and perspective to help the company continue to grow and increase shareholder value while staying true to Aptar’s purpose of transforming ideas into solutions that improve everyday life.”

Glickman is a U.S. CPA and a U.K. Fellow Chartered Accountant with a degree in economics from the University of York, England.

About Aptar

Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home care, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,500 dedicated employees in 20 countries. For more information, visit www.aptar.com.

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Investor Relations Contact:	Media Contact:

Mary Skafidas	Katie Reardon
mary.skafidas@aptar.com	katie.reardon@aptar.com
347-351-6407	815-479-5671

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